Exhibit 99.1

Hepion Pharmaceuticals Completes First Cohort Enrollment in Phase 2a 'AMBITION' Clinical Trial

EDISON, N.J., November 10, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis ("NASH"), today announced that it has enrolled the last patient in the 75 mg CRV431 cohort of its Phase 2a ‘AMBITION’ clinical trial.

“We are pleased to have reached this important milestone in our ongoing CRV431 development program for the treatment of NASH,” said Dr. Robert Foster, Hepion’s CEO. “We are continuing to compile the data – which will focus on CRV431’s safety, tolerability, pharmacokinetics, and biomarker analyses for early assessments of efficacy – and anticipate having follow-up from this 75 mg dosing cohort by the end of 2020. In addition, the data will be used in big data analytics via our proprietary AI-POWR™ platform.”

“NASH and fibrosis represent a significant and growing burden on the health care system,” commented Dr. Stephen Harrison, Hepion's Consultant Medical Director. “Developing an oral anti-fibrotic therapy for this condition that is safe, well-tolerated and efficacious is critical. I am excited to see this first 28-day treatment cohort enrolled and look forward to assessing how the non-invasive tests for fibrosis perform in this cohort enriched for more advanced disease.”

The open-label Phase 2a ‘AMBITION’ study is designed to assess safety, tolerability, pharmacokinetics and biomarker analyses for early assessments of efficacy of 75 mg CRV431, administered orally to F2 and F3 NASH patients (n=18), once daily for 28 days. Hepion will also examine several biomarkers including collagen, matrix metalloproteinases, lipidomics, genomics, liver transaminases, Pro-C3, ELF score, gene-gene, gene-protein network analysis, and Fibroscan in a multivariate multi-omics analysis to determine early assessments of efficacy of CRV431 in the treatment of NASH. In addition, Hepion will use AI-POWR™, its in-house proprietary big data analytics platform that allows for precision medicine, to optimize the understanding the activity of CRV431 in NASH which will also guide further development of CRV431 in subsequent clinical studies.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com